Exhibit 99.1

Temecula Valley Bancorp Strengthened Reserves with $7.6 Million Provision in 3Q08

8th Largest SBA 7(a) Lender in the Nation

Maintains Solid Capital Ratios

TEMECULA, Calif.--(BUSINESS WIRE)--October 30, 2008--Temecula Valley Bancorp Inc. (NASDAQ: TMCV) today reported solid capital ratios, excellent growth in SBA lending, strong liquidity and lower operating expenses. Booking a $7.6 million provision for loan losses resulted in a net loss of $3.6 million, or $0.36 a share, for the third quarter of 2008, compared to a net loss of $2.0 million, or $0.20 per share, with a provision of $5.3 million in the prior linked quarter, and a net income of $2.6 million, or $0.25 per diluted share in the third quarter of 2007 when its provision was $1.1 million. For the first nine months of 2008, after booking a $15.1 million provision for loan losses, the net loss was $4.2 million, or $0.42 per share, compared to net income of $12.0 million, or $1.10 per diluted share, in the first nine months of 2007.

Due to the economic conditions, in early 2008 a strategic decision to shift more emphasis on SBA multi-purpose commercial owner-occupied real estate lending was made. “In less than one year, our SBA group has established itself as one of the most successful SBA lending teams in the country, and we are now the 8th largest SBA lender in the nation based on dollar volume in the 7(a) program,” said Stephen H. Wacknitz, Chairman, President and CEO. “By shifting our focus from construction and land development into SBA lending, with an emphasis on multi-purpose owner-occupied commercial real estate, we are able to better diversify our loan portfolio and build a strong source of fee income from loan servicing and originations.”

Third Quarter 2008 Highlights

  Temecula Valley Bancorp remains well-capitalized, according to regulatory requirements with a Tier 1 leverage ratio of 9.09% and a total capital to risk-adjusted assets of 11.46%.
  For 2008, loans grew 10% to $1.36 billion with SBA loans up 34% and now accounting for 28% of the total portfolio. In addition, SBA related construction loans account for $132.6 million of the total $575.1 million construction loan total at 09/30/08 compared to $120.5 million at 09/30/07 and $120.1 million at 12/31/07.
  The undisbursed portion of total construction loans has decreased dramatically since last year with $335.1 million at September 30, 2007; $321.2 million at December 31, 2007; and $240.5 million at September 30, 2008.
  Operating expenses declined 5% in the third quarter compared to last year and 7% year-to-date compared to last year reflecting a focus on efficiency and cost control.
  The $39.1 million investment securities available for sale are exclusively in SBA Pool Securities and a U.S. Government Agency bond with a short-term maturity. The $2.9 million held-to-maturity investment is a Fannie Mae mortgage-backed security. Temecula Valley does not own any Fannie Mae or Freddie Mac equity securities, nor does it own any sub-prime mortgage-backed bonds.

“Although our capital ratios are strong, we believe the new TARP Capital Purchase Program proposed by the Treasury Department has merit, and we are actively investigating the possibility of participating in this program. Whether funds will be available and what amount of funding will flow to community banks is not clear at this point,” Wacknitz commented. “At the same time, we have been substantially building our reserves and lowering operating expense in order to maintain adequate capital.” Temecula Valley recently announced that its Board of Directors voted to suspend regular quarterly cash dividends on its common stock in order to preserve capital of approximately $1.6 million per year. This action did not affect the recently declared cash dividend of $0.04 per share which was paid on October 15, 2008.

“We continue to remain optimistic about our ability to weather the current economic cycle and regain profitability. Although we cannot direct the wind, so to speak, we can adjust the sails. We are adjusting our goals and strategies to take advantage of opportunities in our regional as well as national market, particularly with the expansion of our SBA lending capabilities Unfortunately, it’s going to take a little longer than expected in this environment to bring down the balances of our construction and land development loans,” added Wacknitz.

“Although we are based in Southern California, about 25% of our loan portfolio is for SBA related financing outside of California. In addition, another 12% of our loan portfolio is in the San Francisco area, which is a relatively healthy real estate market,” said Wacknitz. “The good news is that more than 92% of our loan portfolio is secured by real estate that was underwritten at relatively low loan-to-value ratios. Even in the current difficult real estate environment, based on recent appraisals, the average loan-to-value ratio on our real estate secured loan portfolio is approximately 64%.

“As we continue to work through one of the worst residential real estate downturns ever, we still have confidence in the resiliency and desirability of our markets. We’ve experienced these cycles before–downturns followed by strong growth, leading sooner or later, at least in California, to a strong housing market,” Wacknitz added. “We are always trying to achieve the optimal mix of conservative underwriting and bottom-line profit generation. However, we know our markets, and we know how to manage them throughout various housing cycles. We have a strong capital base and one of the most experienced management teams in the state.”

Asset Quality

Before government guarantees of $11.4 million, nonperforming assets were $96.1 million or 6.35% of total assets at September 30, 2008. After deducting the SBA guarantees, nonperforming assets were $84.8 million or 5.60% of total loans at quarter end. Net charge-offs were an annualized 2.00% of average loans for the third quarter of 2008, compared with 0.01% a year ago. The provision for loan losses was $7.6 million for the third quarter of 2008 compared with $1.1 million reported for the third quarter of 2007. The allowance for loan loss increased to 1.48% of total loans from 1.10% for the year-ago quarter.

Net Non-Accrual Loans by Type	Sept. 30, 2008		June 30, 2008
(dollars in 000s)	Amount	%	Amount	%

Construction – SFR	$1,244	2%	$1,161	2%
Construction – SFR – spec	10,181	17%	12,965	25%
Construction – multi-family	0	0%	6,946	14%
Construction – commercial	0	0%	0	0%
Construction – land dev	4,604	8%	0	0%
Construction – tract	14,991	26%	10,064	19%
Construction – SBA	6,728	11%	4,710	9%
Total Construction	$37,748	64%	$35,846	69%
Commercial real estate	$10,597	18%	$1,683	3%
SBA	10,451	18%	14,573	28%
Commercial	52	0%	0	0%
Consumer	0	0%	0	0%
Total	$58,848	100%	$52,102	100%

Net Non-Accrual Loans by Market	Sept. 30, 2008		June 30, 2008
(dollars in 000s)	Amount	%	Amount	%

San Diego County	$8,886	15%	$7,702	15%
Riverside County	13,877	24%	570	1%
San Bernardino County	6,475	11%	13,541	26%
Other California counties	20,804	35%	19,898	38%
Outside California	8,806	15%	10,391	20%
Total	$58,848	100%	$52,102	100%

Loans 90+ days past due and still accruing consist of two loans totaling $3.1 million, a mini-perm real estate loan on a commercial property in Riverside County and a 14 unit condo construction project in San Diego County.

Net other real estate owned at September 30, 2008 for 21 loans totaled $22.8 million and consisted of four properties in San Bernardino County totaling $6.0 million, five properties in San Diego County totaling $10.3 million, one property in Riverside County totaling $53,000, six properties in other California counties totaling $4.3 million, and five properties outside of California totaling $2.2 million. By type of properties, there are nine SBA properties totaling $3.1 million and 12 construction related properties totaling $19.7 million.

Balance Sheet

Total assets increased 15% year-over-year to $1.51 billion at September 30, 2008, compared to $1.30 billion at September 30, 2007. Over the past year, total loans increased 10% to $1.36 billion at September 30, 2008 from $1.20 billion a year ago. Real estate construction and development loans fell 6% in the quarter and 2% for the year, now accounting for 42% of the portfolio. SBA loans grew 34% this year and now account for 28% of the portfolio and commercial loans increased 19%, now accounting for 6% of the portfolio. Year-over-year loan growth was funded by Fed Funds advances, a 5% growth in deposits, and a higher level of junior subordinated debt.

The loan portfolio is diversified both geographically and by loan type. Over 25% of the Bank’s loans are located outside of California, underwritten through various SBA programs. These loans are all commercial in nature, divided between owner-occupied commercial real estate ($279.7 million), commercial construction ($63.7 million), and other commercial real estate secured ($0.7 million).

Deposits at September 30, 2008, increased 5% to $1.20 billion compared to $1.15 billion a year ago. Core deposits (excluding CD’s of $100,000 or more) increased 20% to $883.6 million and account for 73% of total deposits. Time deposits under $100,000 increased 56% from $391.4 million to $610.0 million. “We believe the increase in FDIC insurance limits will provide opportunities for us to build core deposits,” said Wacknitz. Declining interest rates plus an improved mix of deposits contributed to the 129 basis point improvement in the cost of deposits during the past year, with the average cost of deposits at 3.44% for the current quarter compared to 4.73% for the third quarter of 2007.

Capital ratios remain strong at September 30, 2008, with the Tier 1 leverage ratio at 9.09%, the Tier 1 risk-based capital ratio at 8.81%, and the total risk-based capital ratio at 11.46%, all above the minimum to qualify as well capitalized by Temecula’s regulatory authorities. Shareholder equity fell slightly to $101.5 million at the end of the third quarter of 2008, compared to $104.9 million at September 30, 2007.

Income Statement

Total revenue, consisting of net interest income and noninterest income, was $13.8 million for the third quarter of 2008 compared with $18.0 million for the third quarter of 2007. Net interest income was $11.5 million, down 30% from $16.5 million in the third quarter a year ago. The decline in net interest income includes $366,000 in reversal of interest for nonaccrual loans in the third quarter. Year-to-date, revenue totaled $44.8 million compared to $61.4 million in the first nine months of 2007. Net interest margin was 3.32% in the third quarter, of which 11 basis points drop resulted from interest reversals. The net interest margin for the first nine months of 2008 was 3.70% with 22 basis points of the decline resulting from accrued interest being reversed.

Noninterest income increased to $2.2 million for the third quarter of 2008 from $1.5 million in the third quarter a year ago, reflecting a higher SBA net servicing income. For the third quarter of 2008, the SBA net servicing loss was $161,000, compared to a loss of $3.1 million in the third quarter of 2007. Year-to-date, SBA servicing income was positive at $362,000 compared to a loss of $4.8 million in the first nine months of 2007. Servicing income is very volatile based on repayment schedules and other market forces. Gains on the sale of loans were down to $935,000 in the quarter and $2.4 million year-to-date, due to the bank’s decision to portfolio more of its SBA 7(a) loans. This compares to $1.6 million in the third quarter and $8.4 million in the first nine months of 2007. “We made the strategic decision to retain more of our SBA loan production this year to improve the diversification of our loan portfolio and build interest income from these loans. In addition, and because of the turmoil currently in the credit markets, we believe the low premiums do not provide enough value to sell these loans at this time,” said David Bartram, President SBA Division.

Primarily due to lower bonus and salary expense, Temecula Valley’s salary and benefits expenses were 20% lower in the third quarter and down 15% year-to-date compared to the same periods in 2007. Noninterest expense for the third quarter was reduced 5% to $12.0 million compared to $12.6 million in the third quarter of 2007. Year-to-date noninterest expense fell 7% to $36.8 million from $39.6 million in the first nine months of 2007. The expense ratio, which is the annualized noninterest expense divided by average assets, improved to 3.23% in the third quarter, compared to 3.90% in the same quarter a year ago. The efficiency ratio increased to 87.04% for the third quarter of 2008 from 70.08% for the third quarter a year ago. In the first nine months of 2008, the efficiency ratio was 82.08% compared to 64.53% in the like period of 2007. For the third quarter, the increase in the efficiency ratio is due to a lower net interest margin offset by higher noninterest income and lower noninterest expense. For the year-to-date periods, the increase was due to lower net interest margin and noninterest income offset by lower noninterest expense.

About Temecula Valley Bank

Temecula Valley Bank (the “Bank”) has grown to be one of the nation’s leading producers of Small Business Administration (SBA) loans funding over $1.6 billion in the past five years. As a leading SBA Preferred Lender, the Bank has a network of SBA loan production offices in primarily the western and southeastern United States. The Bank was established in 1996 and operates full service offices in California through eleven full-service banking offices in Temecula, Murrieta, Corona, Carlsbad, El Cajon, Escondido, Fallbrook, Rancho Bernardo, San Marcos, Solana Beach and Ontario. Regional loan production centers originate real estate and construction loans throughout the state of California. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank. For more information about the Company, visit Temecula’s website at www.temvalbank.com.

Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the U.S. government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc. The Corporation undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

TEMECULA VALLEY BANCORP INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(dollars in thousands, except share and per share data)
	3 Mos. Ended September 30,		9 Mos. Ended September 30,
	2008	2007	2008	2007
INTEREST INCOME
Interest income and fees on loans	$22,132	$28,496	$70,433	$86,061
Other Interest income	308	562	785	1,260
Total Interest income	22,440	29,058	71,218	87,321
INTEREST EXPENSE
Interest on deposits	9,572	11,892	30,598	35,240
Interest on junior subordinated debt and other borrowings	1,337	649	3,576	2,262
Total Interest expense	10,909	12,541	34,174	37,502
Net interest income	11,531	16,517	37,044	49,819
Provision for loan losses	7,550	1,055	15,050	1,470
Net interest income after provision for loan losses	3,981	15,462	21,994	48,349
NON INTEREST INCOME
Service charges and fees	166	154	465	454
Gain on sale of loans, fixed assets and OREO	935	1,632	2,370	8,369
SBA Net Servicing income	(161)	(3,108)	362	(4,818)
Loan related income	521	2,260	2,498	5,938
Other income	769	582	2,078	1,632
Total Non Interest income	2,230	1,520	7,773	11,575
NON INTEREST EXPENSE
Salaries and employee benefits	6,232	7,791	22,058	26,074
Occupancy and equipment	1,444	1,331	4,093	3,868
Marketing and business promotion	188	292	605	893
Office expense	654	648	1,828	2,011
Loan related expense	737	975	1,805	2,090
Other expense	2,722	1,604	6,396	4,685
Total Non Interest expense	11,977	12,641	36,785	39,621
Earnings (Loss) before income taxes	(5,766)	4,341	(7,018)	20,303
Income tax expense (benefit)	(2,158)	1,746	(2,857)	8,278
Net earnings (loss)	$(3,608)	$2,595	$(4,161)	$12,025

OTHER SELECTED FINANCIAL DATA
Actual common shares outstanding at end of period	10,038,267	10,137,910	10,038,267	10,137,910
Average common shares outstanding	10,038,267	10,247,356	10,058,973	10,502,129
Average common shares & equivalents outstanding	10,038,267	10,559,464	10,058,973	10,892,611
Basic earnings (loss) per share	(0.36)	0.25	(0.42)	1.15
Diluted earnings (loss) per share	(0.36)	0.25	(0.42)	1.10

Return on average assets (annualized)	(0.97)%	0.79%	(0.39)%	1.24%
Return on average equity (annualized)	(13.88)%	9.66%	(5.33)%	15.03%
Investment Yield	2.77%	5.16%	3.10%	5.20%
Loan Yield	6.58%	9.62%	7.23%	9.72%
Cost of Interest-bearing Deposits	3.44%	4.73%	3.82%	4.76%
Cost of Borrowings	4.38%	7.51%	5.14%	7.79%
Loan to deposit ratio, end of period	112.76%	104.60%	112.76%	104.60%
Net interest margin	3.32%	5.38%	3.70%	5.48%
Efficiency ratio	87.04%	70.08%	82.08%	64.54%

NET LOAN CHARGEOFFS
Chargeoffs	6,797	149	11,283	826
Recoveries	(89)	(125)	(280)	(134)
Net Chargeoffs (Recoveries)	6,708	24	11,003	692

TEMECULA VALLEY BANCORP INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)
(dollars in thousands, except share and per share data)
	September 30,	September 30,		December 31,
	2008	2007	% Change	2007	% Change
ASSETS
Cash and due from banks	$12,578	$12,843	(2%)	$13,210	(5%)
Interest-bearing deposits in financial institutions	1,000	1,000	0%	1,000	0%
Federal funds sold	0	22,990	(100%)	4,220	(100%)
Investment securities available-for-sale	39,125	0	0%	0	0%
Investment securities held-to-maturity	2,875	3,046	(6%)	2,981	(4%)
Loans
Commercial	81,977	53,885	52%	68,661	19%
Real Estate-Construction	575,147	594,912	(3%)	586,906	(2%)
Real Estate-Other	313,743	286,217	10%	292,153	7%
SBA	384,473	266,248	44%	286,367	34%
Consumer and other	4,718	3,212	47%	3,630	30%
Total Gross Loans	1,360,058	1,204,474	13%	1,237,717	10%
Less allowance for loan losses	(20,069)	(13,299)	51%	(16,022)	25%
Total Loans, net	1,339,989	1,191,175	12%	1,221,695	10%

Federal Reserve & Home Loan Bank stock, at cost	4,842	2,867	69%	2,905	67%
Bank premises and equipment, net	5,311	5,233	1%	5,271	1%
Other real estate owned, net	26,870	152	17578%	0	0%
Cash surrender value life insurance	30,715	27,773	11%	28,034	10%
SBA-loan servicing asset	4,927	5,572	(12%)	5,350	(8%)
SBA-loan I/O strip receivable	7,008	6,846	2%	6,599	6%
Accrued interest	5,901	7,014	(16%)	6,827	(14%)
Other Assets	32,831	18,367	79%	20,433	61%
Total Assets	$1,513,972	$1,304,878	16%	$1,318,525	15%
LIABILITIES AND STOCKHOLDER EQUITY
Deposits
Non-interest Bearing Deposits	139,577	144,938	(4%)	133,867	4%
Money Market & NOW	106,860	173,851	(39%)	146,270	(27%)
Savings	27,157	27,214	(0%)	28,059	(3%)
Time Deposits	932,568	805,549	16%	852,875	9%
Total deposits	1,206,162	1,151,552	5%	1,161,071	4%
Junior subordinated debt securities	56,924	34,023	67%	34,023	67%
Federal Reserve Bank, Discount Window Advance	131,800	0	0%	0	0%
Accrued interest	2,787	2,245	24%	2,329	20%
Other liabilities	14,844	12,114	23%	13,143	13%
Total liabilities	1,412,517	1,199,934	18%	1,210,566	17%
Stockholder's equity	101,455	104,944	(3%)	107,959	(6%)
Total liabilities and Stockholder's equity	$1,513,972	$1,304,878	16%	$1,318,525	15%

TEMECULA VALLEY BANCORP INC.
(UNAUDITED)
(dollars in thousands, except share and per share data)
	September 30,	September 30,		December 31,
	2008	2007		2007
SELECTED BALANCE SHEET DATA
Book value per share, end of period	10.11	10.35		10.64
Tier 1 leverage capital ratio	9.09%	10.60%		10.63%
Tier 1 risk-based capital ratio	8.81%	9.59%		9.65%
Total risk-based capital ratio	11.46%	10.57%		10.80%
Allowance for loan losses as a % of total loans	1.48%	1.10%		1.29%
Gross nonperforming assets as a % of total assets	6.35%	2.47%		2.35%
Net nonperforming assets as a % of total assets	5.60%	1.39%		1.56%
Net chargeoffs (annualized) as a % of ytd average loans	1.13%	0.06%		0.09%

PAST DUE AND NON-ACCRUAL LOANS
September 30, 2008	Gross Balance	Government Guaranty	Net Balance
30 - 89 days past due	26,625	(425)	26,200
90+ days past due and accruing	3,076	0	3,076
Non-accrual	66,176	(7,328)	58,848
Other real estate owned (REO)	26,870	(4,030)	22,840
Total non-performing assets	96,122	(11,358)	84,764

June 30, 2008
30 - 89 days past due	32,063	(1,426)	30,637
90+ days past due and accruing	0	0	0
Non-accrual	60,669	(8,567)	52,102
Other real estate owned (REO)	13,724	(1,888)	11,836
Total non-performing assets	74,393	(10,455)	63,938

March 31, 2008
30 - 89 days past due	19,844	(2,160)	17,684
90+ days past due and accruing	0	0	0
Non-accrual	68,350	(10,436)	57,914
Other real estate owned (REO)	3,091	(816)	2,275
Total non-performing assets	71,441	(11,252)	60,189

December 31, 2007
30 - 89 days past due	11,547	(2,732)	8,815
90+ days past due and accruing	0	0	0
Non-accrual	30,936	(10,379)	20,557
Other real estate owned (REO)	0	0	0
Total non-performing assets	30,936	(10,379)	20,557

September 30, 2007
30 - 89 days past due	6,009	(448)	5,561
90+ days past due and accruing	0	0	0
Non-accrual	32,034	(13,550)	18,484
Other real estate owned (REO)	152	(114)	38
Total non-performing assets	32,186	(13,664)	18,522

TEMECULA VALLEY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(UNAUDITED)
(dollars in thousands, except share and per share data)
	Quarterly
	2008			2007
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr		1st Qtr
EARNINGS
Net interest income (fully tax-equivalent)	$11,531	$12,017	$13,496	$15,813	$16,517	$17,054		$16,250
Provision for loan and lease losses	$7,550	$5,300	$2,200	$3,130	$1,055	$0		$415
Non Interest income	$2,230	$2,792	$2,751	$4,813	$1,521	$6,117		$3,938
Non Interest expense	$11,977	$13,163	$11,645	$12,284	$12,642	$14,317		$12,664
Net income (loss)	$(3,608)	$(2,011)	$1,458	$3,113	$2,595	$5,251		$4,179
Basic earnings (loss) per share	$(0.36)	$(0.20)	$0.14	$0.31	$0.25	$0.49		$0.39
Diluted earnings (loss) per share	$(0.36)	$(0.20)	$0.14	$0.30	$0.25	$0.47		$0.38
Average shares outstanding	10,038,267	10,038,322	10,100,558	10,141,606	10,247,356	10,661,179		10,601,748
Average diluted shares outstanding	10,038,267	10,038,322	10,217,048	10,339,950	10,559,464	11,072,471		11,124,945

PERFORMANCE RATIOS
Return on average assets	(0.97)%	(0.58)%	0.43%	0.93%	0.79%	1.59%		1.34%
Return on average common equity	(13.88)%	(7.59)%	5.44%	11.60%	9.66%	19.07%		16.04%
Net interest margin (fully tax-equivalent)	3.32%	3.66%	4.16%	5.03%	5.38%	5.51%		5.54%
Investment Yield	2.77%	3.67%	3.37%	5.02%	5.16%	5.24%		5.23%
Loan Yield	6.58%	7.02%	8.12%	9.04%	9.62%	9.79%		9.75%
Cost of Interest-bearing Deposits	3.44%	3.74%	4.31%	4.61%	4.73%	4.78%		4.75%
Cost of Borrowings	4.38%	4.80%	7.87%	7.08%	7.51%	7.66%		8.14%
Noninterest income/Operating revenue	16.21%	18.85%	16.93%	23.33%	8.43%	26.40%		19.51%
Efficiency ratio	87.04%	88.89%	71.67%	59.56%	70.09%	61.79%		62.73%
Full-time equivalent employees	297	299	317	316	324	318		313

CAPITAL
Loans/ Deposits	112.76%	107.95%	106.08%	106.60%	104.60%	100.15%		102.43%
Securities/ Assets	2.77%	2.91%	0.21%	0.23%	0.23%	0.08%		0.08%
Equity to assets	6.70%	7.19%	7.83%	8.19%	8.04%	8.57%		8.21%
Regulatory leverage ratio	9.09%	9.96%	10.41%	10.63%	10.60%	10.93%		11.27%
Tier 1 risk-based capital ratio	8.81%	9.22%	9.82%	9.65%	9.59%	10.58%		10.42%
Total risk-based capital ratio	11.46%	11.80%	12.35%	10.80%	10.57%	11.51%		11.65%
Book value per share	$10.11	$10.49	$10.71	$10.64	$10.35	$10.52		$10.15
Common dividends per share	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$	N/A

ASSET QUALITY
Gross loan charge-offs	$6,797	$3,067	$1,419	$510	$149	$198		$479
Net loan charge-offs (recoveries)	$6,708	$3,043	$1,253	$408	$24	$190		$479
Net loan charge-offs annualized to quarterly average loans	2.00%	0.95%	0.40%	0.13%	0.01%	0.06%		0.17%
Allowance for loan losses	$20,069	$19,226	$16,969	$16,022	$13,299	$12,268		$12,458
Allowance for losses to total loans	1.48%	1.45%	1.34%	1.29%	1.10%	1.07%		1.06%
Allowance for losses to total loans (less held for sale)	1.76%	1.74%	1.62%	1.56%	1.33%	1.28%		1.27%
Nonaccrual loans - gross	$66,176	$60,669	$68,350	$30,936	$32,034	$26,629		$23,813
90-Day Delinquencies still accruing - gross	3,076	0	0	0	0	0		0
Other real estate owned - gross	$26,870	$13,724	$3,091	$0	$152	$722		$722
Nonperforming assets (including OREO)	96,122	74,393	71,441	30,936	32,186	27,352		24,535
Nonperforming assets to total assets	6.35%	5.08%	5.19%	2.35%	2.47%	2.09%		1.87%
Nonperforming Assets, Net of Guarantees (NOG)	84,764	63,938	60,189	20,558	18,522	12,199		10,420
Nonperforming assets NOG to Total Assets	5.60%	4.37%	4.37%	1.56%	1.42%	0.93%		0.79%

END OF PERIOD BALANCES
Loans (before allowance)	$1,360,058	$1,326,574	$1,270,210	$1,237,717	$1,204,474	$1,151,515		$1,179,789
Total earning assets (before allowance)	$1,403,058	$1,370,223	$1,301,454	$1,245,917	$1,231,510	$1,230,277		$1,236,224
Total assets	$1,513,972	$1,464,725	$1,376,209	$1,318,525	$1,304,878	$1,308,965		$1,312,448
Deposits
Non Interest-Bearing Demand	$139,577	$145,193	$144,213	$133,867	$144,938	$144,683		$151,293
Money Market and NOW	$106,860	$134,945	$155,811	$146,270	$173,851	$151,893		$141,028
Savings	$27,157	$26,903	$28,386	$28,059	$27,214	$29,487		$32,012
Timed Deposits Under $100,000	$610,044	$537,087	$470,817	$453,272	$391,365	$403,827		$420,301
Timed Deposits $100,000 and Over	$322,524	$384,795	$398,165	$399,603	$414,184	$419,945		$407,219
Deposits	$1,206,162	$1,228,923	$1,197,392	$1,161,071	$1,151,552	$1,149,835		$1,151,853
Shareholders' equity	$101,455	$105,296	$107,796	$107,959	$104,944	$112,188		$107,744
Period end common shares outstanding	10,038,267	10,033,267	10,063,267	10,147,910	10,137,910	10,662,772		10,613,659

QUARTERLY AVERAGE BALANCES
Loans (before allowance)	$1,334,421	$1,294,078	$1,266,788	$1,234,795	$1,175,764	$1,208,928		$1,167,399
Total earning assets (before allowance)	$1,378,505	$1,317,206	$1,300,521	$1,247,838	$1,218,899	$1,240,905		$1,189,218
Total assets	$1,481,855	$1,404,359	$1,374,297	$1,321,112	$1,296,334	$1,323,088		$1,266,657
Deposits	$1,240,259	$1,177,204	$1,195,820	$1,155,301	$1,140,412	$1,158,276		$1,106,127
Shareholders' equity	$103,417	$106,544	$107,809	$106,432	$106,571	$110,424		$105,661

TEMECULA VALLEY BANCORP, INC.
(UNAUDITED)
(dollars in thousands, except share and per share data)
LOAN PORTFOLIO (INCLUDING HELD-FOR-SALE)
Residential Construction Loans	9/30/2008	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007
10 Owner Occupied Res Const	0.76%	0.77%	0.74%	0.58%	0.53%	0.41%	0.72%
11 High-End Owner Occupied	1.74%	2.10%	2.81%	2.48%	2.50%	2.57%	2.09%
20 Spec Residential Construction (1-4 units)	2.37%	2.90%	3.18%	3.66%	3.69%	3.89%	3.56%
21 High-End Spec Residential Const (1-4 units)	3.55%	3.84%	3.84%	5.10%	6.10%	6.38%	5.97%
23 High-End Residential Tract Construction (over 4 units)	2.10%	2.57%	3.67%	3.15%	3.50%	3.73%	3.48%
24 Tract Construction (over 4 Units)	2.85%	2.93%	3.32%	2.18%	1.97%	1.83%	1.84%
25 Multi-Family Construction	0.82%	0.78%	1.51%	1.45%	1.25%	1.43%	1.15%
26 Condominium Construction	4.53%	5.09%	4.56%	3.79%	3.03%	2.37%	2.15%
27 High-End Condominium Construction	6.03%	6.58%	7.06%	6.43%	7.21%	6.62%	6.39%
28 Condominium Conversion	1.00%	0.94%	0.96%	0.96%	0.96%	1.49%	1.76%
Sub-Total Residential Construction Loans	25.75%	28.48%	31.66%	29.80%	30.75%	30.72%	29.10%

Commercial Construction Loans
30 Owner-Occupied Comm Const	1.99%	2.34%	3.05%	3.58%	4.05%	4.40%	4.32%
31 Restaurant/Bar Construction	0.60%	0.56%	0.50%	0.25%	0.10%	0.08%	0.31%
32 Hotel/Motel Construction	5.53%	6.02%	4.87%	4.13%	5.03%	5.45%	5.58%
33 Car Wash Construction	0.46%	0.42%	0.53%	0.46%	0.45%	0.55%	0.69%
34 Gas Station/C Store Construction	0.26%	0.61%	0.74%	0.67%	0.66%	0.63%	0.48%
36 Retail Spec Construction	0.74%	0.67%	0.61%	0.50%	0.26%	0.20%	0.76%
38 Office Spec Construction	1.36%	1.13%	1.02%	1.15%	1.73%	1.78%	2.24%
40 Industrial/Warehouse Spec Const	0.47%	1.29%	1.44%	1.35%	1.13%	1.04%	1.51%
42 Healthcare Construction	1.12%	1.11%	1.46%	1.68%	1.61%	1.32%	1.26%
44 Miscellaneous Comm Const	0.30%	0.30%	0.30%	0.38%	0.33%	0.27%	0.15%
45 Mini-Storage Construction	0.18%	0.24%	0.24%	0.21%	0.14%	0.38%	0.39%
50 Residential Land Development	2.31%	2.32%	2.33%	2.68%	2.56%	2.98%	3.22%
51 Commercial Land Development	0.78%	0.76%	0.75%	0.75%	0.76%	0.85%	0.43%
Sub-Total Commercial Construction Loans	16.09%	17.76%	17.84%	17.80%	18.80%	19.93%	21.33%

Non-Construction Real Estate Loans
55 Unimproved Land	5.87%	6.93%	6.78%	7.67%	7.73%	6.99%	5.68%
59 Multi-Family	0.75%	0.78%	0.29%	0.32%	0.39%	0.43%	0.65%
60 Owner-Occupied Commercial	16.36%	15.37%	13.05%	13.32%	13.24%	13.21%	14.40%
61 Restaurant/Bar	1.57%	1.44%	1.73%	2.07%	1.72%	1.81%	1.60%
62 Hotel/Motel	11.30%	8.04%	7.81%	7.82%	6.47%	5.84%	5.28%
63 Car Wash	1.08%	1.07%	0.99%	1.06%	1.11%	1.11%	1.25%
64 Gas Station/C Store	3.64%	3.55%	3.86%	4.16%	4.39%	4.56%	4.34%
66 Retail Investment	0.88%	0.81%	0.65%	0.57%	0.63%	0.76%	0.83%
68 Office Investment	1.53%	1.61%	1.02%	1.05%	0.67%	0.55%	0.98%
70 Industrial/Warehouse Investment	2.77%	2.17%	2.40%	2.47%	2.74%	2.65%	3.49%
72 Healthcare	0.92%	1.06%	0.70%	0.47%	0.95%	0.86%	0.68%
74 Miscellaneous Commercial	0.82%	0.21%	0.34%	0.48%	0.59%	0.62%	1.26%
75 Mini-Storage	0.33%	0.34%	0.36%	0.37%	0.39%	0.41%	0.56%
80 1st TD 1-4 Residential	1.12%	1.00%	1.40%	1.47%	1.34%	1.45%	1.62%
82 Junior TD 1-4 Residential	1.67%	1.78%	1.98%	2.04%	2.17%	2.04%	1.80%
Sub-Total Non-Construction Real Estate Loans	50.62%	46.17%	43.37%	45.33%	44.52%	43.28%	44.40%
Total Real Estate Secured Loans	92.46%	92.42%	92.88%	92.93%	94.08%	93.93%	94.84%

Commercial, Consumer, Other	7.54%	7.58%	7.12%	7.07%	5.92%	6.07%	5.16%
Total Loan Portfolio	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

CONTACT:
Temecula Valley Bancorp Inc.
Chairman, President & CEO
Stephen H. Wacknitz, 951-694-9940